SEVENTH AMENDMENT TO TRUST AGREEMENT BETWEEN FIDELITY MANAGEMENT TRUST COMPANY
AND
FMC CORPORATION

THIS SEVENTH AMENDMENT, effective as of the first day of April, 2017, by and between Fidelity Management Trust Company (the “Trustee”) and FMC Corporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated and restated September 28, 2001, with regard to the FMC Corporation Nonqualified Savings and Investment Plan (the “Plan”); and

WHEREAS, the Trustee’s address and the Sponsor’s address have changed and the parties wish to amend the Trust Agreement to reflect the address changes; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 16 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor intending to be legally bound, hereby amend the Trust Agreement by:

(1)	Amending Section 7, Compensation and Expenses, to restate the first paragraph, in its entirety, as follows:

The Trust shall pay Trustee, within thirty (30) days of receipt of Trustee’s bill, the fees for services in accordance with Schedule B or if the Trust fails to do so, the Sponsor shall pay such amount within thirty (30) days of receipt of Trustee’s bill. Fees for services are specifically outlined in Schedule B and are based on all of the assumptions identified therein. Trustee shall maintain its fees for a period of five (5) years; provided, however in the event that the Plan characteristics referenced in the assumptions outlined in Schedule B change significantly by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation. To reflect increased operating costs, Trustee may once each calendar year, but not prior to April 1, 2022, amend Schedule B without the Sponsor’s consent upon one hundred eighty (180) days prior notice to the Sponsor.

(2)	Amending Section 7, Compensation and Expenses, to add the following to the end thereof:

Any overcharge by the Trustee, or underpayment of fees or expenses by the Sponsor that is the result of a good-faith fee dispute, shall bear interest until paid by the appropriate party with such interest determined by calculating the average of the prime rates reported in the Wall Street Journal from the date of overpayment or underpayment until such corrective payment is made by the appropriate party. Any underpayment of fees or expenses by the Sponsor that is not the subject of a good-faith fee dispute shall bear interest until paid at the rate of the lesser of (i) 1½% per month, or (ii) the maximum amount permitted by law.

(3)	Restating Section 12, Resignation, Removal, and Termination Notices, in its entirety, as follows:

Section 12.    Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o General Counsel, FMC Corporation, 2929 Walnut Street, Philadelphia, Pennsylvania 19104, and to the Trustee c/o Fidelity Workplace Services LLC, WI Strategy and Planning, Contracts, 245 Summer Street, V7B, Boston, Massachusetts 02210, or to such other addresses as the parties have notified each other of in the foregoing manner.

(4)	Amending Section 18, General, to add a new subsection, subsection (g), “Use of Omnibus Accounts”, as follows:

(g) Use of Omnibus Accounts Notwithstanding any other provisions of this Agreement, Sponsor understands, acknowledges and agrees that, (i) the Trustee utilizes omnibus accounts at unaffiliated banks to facilitate transactions for the defined contribution plans it services and commingles funds in transit to or from the Plan, including other funds similarly in transit to or from other plans and (ii) if markets permit, omnibus account balances may be invested in short-term investments with the aim of earning a rate approximating the Target Federal Funds Rate and/or money market rates (such earnings are referred to as “float earnings”); and (iii) the Trustee will use these earnings to pay bank fees associated with the above-referenced defined contribution plan transactions and make other required adjustments and will retain any float earnings that exceed such fees and adjustments as compensation for its services. The Trustee shall pay bank fees to the extent they exceed float earnings.

The amount of float earnings generated depends on market conditions, as well as on the length of time that funds are held in the omnibus accounts. The following time frames apply with respect to funds held in these accounts:

•
If contributions and instructions to purchase investment options are received by the Trustee in good order before the close of trading, the Trustee executes transactions in the investment options as of that day’s closing price (the “transaction date” or “T”). Contributions are held in the omnibus account until the following business day (“T+1”) for the vast majority of investment options. For share accounted company stock transactions, contributions may be held in the omnibus account until T+3.

•
Instructions to exchange investment options received by the Trustee in good order before the close of trading are processed in that day's nightly cycle. For the vast majority of investment options, exchanges generate no overnight balances, as money is received from one investment option and conveyed to another investment option on the same business day. The limited exceptions to this would occur if investment options have different settlement rules and Fidelity Management Trust Company serves as trustee of the Plan, in which case balances attributable to the exchange may remain in an omnibus account for a few days.

•
Instructions to make disbursements received in good order before the close of trading are processed in that day's nightly cycle and reflected as debits from participant accounts as of that date ("T"). Proceeds attributable to the disbursement are received into the omnibus account based on the settlement period for the investment options, which in the substantial majority of investment options is T+1. After the deduction of tax withholding, if applicable, disbursements are typically made on T+2 or T+3 either through electronic funds transfers or by mailing a check. Disbursement proceeds distributed by check, net of any tax withholdings, remain in the omnibus account until the check is presented for payment.

Neither the Sponsor nor the Plan shall be liable for any diminution in the value of such overnight investments. Provided that the Sponsor has provided timely funding, neither the Sponsor nor the Plan shall be responsible for any failure to settle or clear from such omnibus accounts any proper or timely trade or disbursement if such failure results from a decrease in the value, or temporary inaccessibility of funds attributable to either the use of a specific bank or the overnight investment of balances from such accounts.

(5)	Amending Schedule A, Recordkeeping and Administrative Services, to add the following to the end thereof:

The Named Fiduciary hereby directs that the assets deposited in the Revenue Credit Account shall be invested in the Fidelity® Money Market Trust Retirement Government Money Market Portfolio (0631).

(6)	Restating Schedule B, Fees, in its entirety, as attached.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Seventh Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

FMC CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY

By: /s/ William S. Kopey 1/24/2017	By: /s/ Greg Gardiner 1/24/2017

Authorized Signatory Date	FMTC Authorized Signatory Date

Schedule B – Fee Schedule

NONQUALIFIED ONGOING SERVICES
Core Fees
Annual Administration Fee for Core Services This fee is prorated and billed quarterly.	$17,000
Online Enrollment and Online Statements	Included
Check & Tax Services	Included
Transaction Fees	Fee	Per
Online Distribution Election Processing	Included	Distribution
Mailing Documents/Checks via Overnight Service	$25	Item
Ongoing Communication and Education	Fees
Fidelity’s Employee Engagement Communication and Education nonqualified program.	Included
Print, Fulfillment and Distribution for Custom Communications	Fee for Service
Postage for Custom Communications	Pass Through
Custom materials development (including graphic design, typesetting, writing, layout, printing, collation, insertion, distribution, video production and language translation)	Fee for Service
Company Stock Administration
Real Time Stock Trading Administration Company Stock Fund: FMC Stock Fund	Ten basis points on all company stock assets subject to a $10,000 annual minimum, a $35,000 annual maximum
Company Stock Dividend Pass Through	$3 per EFT $6 per Check Reinvest Included
Full Proxy Services Administration, Mailing, and Tabulation	Pass Through at Cost
Full File on Shareholders for External Proxy Services	Included
Company Stock Trading Commission	Fee	Per
Real Time Trading	$0.029	Per Buy/Sell Share

Fee quotes assume that all trades to be executed by Fidelity Capital Markets (“Capital Markets”), a division of National Financial Services LLC. The Real Time and Share Accounted products require the use of Capital Markets.

Please note: The SEC requires all firms to charge an SEC fee of $21.80 per $1,000,000 on all executed sell orders. This fee may change, and the last change to the fee became effective 2/16/16.

*If special trading is requested such as Trade Date+1 etc, commissions may vary.

Fidelity Management Trust Company (FMTC) Services
Core Trustee Services Assets Subject to Review and Approval	Fee Included
Special Projects	Fee
Fulfilling a client-specific request that is not included in the services as documented in the assumptions herein, the request for proposal and any scope and / or service documents which Fidelity has provided or provided a response. Examples include additional feeds, custom service features and special processing.

•    Ongoing
o    Plan and program changes.
o    Change in scope of existing services as documented in Directions Documents describing the services.
o    Client specific processing requested as an alternative to Fidelity’s standard solution including any additional resources to support said non-standard solution. Examples include change to data feeds, special offering windows and procedural changes.
o    Support of Corporate Actions. Examples include reorganization, layoff, mergers, acquisitions and divestitures
o    Custom communications development
o    Fund Changes
$175/hour
Travel and related expenses for Special Projects	Pass Through

Contract Process and Terms

This Schedule of Fees is based upon Plan Sponsor’s current nonqualified defined contribution services, the current services as performed by Fidelity, unless specified otherwise, and the assumptions contained within this document.

Fidelity shall maintain its fees for nonqualified defined contribution services for a period of five years beginning April 1, 2017. However, in the event Fidelity demonstrates that any or all of the assumptions outlined in this document or the Schedule of Services have changed by more than ten percent (10%) or are materially inaccurate, such fees are subject to change.

Legal and Regulatory

The fees contained herein are based on the regulatory and legal environment in effect at the time of this proposal. Changes to the legislative and/or regulatory environment, occurring after such date, which would impact the services to be provided, may result in additional fees to support Plan Sponsor’s nonqualified defined contribution service.

I.	Participant Revenue Credit.

i.	Calculation. The Trustee shall fund a Participant Revenue Credit for each quarter calculated as the sum of the following:

(1)	Credits attributable to Fidelity investment products:

Average daily balances held in the Plan of Fidelity investment products multiplied by one-quarter (1/4) of the following rates respectively:

(a)	Actively managed (non Class K) Fidelity equity Mutual Funds: 35 basis points per annum;

(b)	Actively managed (non Class K) Fidelity Freedom® Funds: 35 basis points per annum;

(c)	Actively managed (Class K) Fidelity equity Mutual Funds: 20 basis points per annum;

(d)	Fidelity Freedom K® Funds: 20 basis points per annum;

(e)    Fidelity Enhanced Equity Index Funds:    10 basis points per annum;

(f)	Actively managed Fidelity fixed income and money market Mutual Funds, except for certain Fidelity institutional money market Mutual Funds (e.g. FIMM Funds): 20 basis points per annum;

(g)	Actively managed Pyramis Service Series commingled pools: 10 basis points per annum;

(h)	Managed Income Portfolio I: 20 basis points per annum.

(2)	Credits attributable to Non-Fidelity investment products:

Average daily balances held in the Plan of non-Fidelity investment products multiplied by the quarterly rate that the non-Fidelity vendor has agreed to use to determine payments to FIIOC.

(3)	Credits attributable to BrokerageLink®:

No credits are available for assets held in BrokerageLink®.

ii.	Allocation. The Participant Revenue Credit shall be allocated to Eligible Participants (defined below) as follows:

(1)
Crediting Date. Participant Revenue Credits shall be allocated to Eligible Participant accounts as soon as administratively feasible (generally within 15 business days) after a quarterly recordkeeping invoice reflecting such Participant Revenue Credit has been issued and sent (the “Crediting Date”). In the event an invoice is issued and sent with respect to a portion of a quarter, the amount of the Participant Revenue Credit for such quarter may be appropriately adjusted as set forth on such invoice.

(2)
Allocation Method. Allocations for the Participant Revenue Credit amount attributable to credits described above shall be made to Eligible Participants pro rata based on the ratio of each Participant’s average daily balance in a fund during the quarter to the total average daily balances for all Participants in such fund during the quarter. The allocation to Eligible Participants will be used to purchase whole and fractional shares of the investments in the Eligible Participant Accounts. Any remaining Participant Revenue Credit amount following the allocation to Eligible Participants shall be allocated to the Revenue Credit Account described below and be subject to the provisions governing the Revenue Credit. In the event a residual amount is insufficient to purchase a fractional share it will not be funded.

(3)	Eligible Participants. Solely for purposes of allocations pursuant to this section, Eligible Participant means any participant or beneficiary with a balance greater than zero.

(4)
Investment of Allocations. Amounts allocated to Eligible Participant accounts shall be invested in the fund to which the Participant Revenue Credit relates, and allocated proportionately for each Participant. If a participant is not permitted to invest further in such fund, amounts shall be invested in accordance with Eligible Participants’ elections for future contributions, or if no such election is on file, in the Plan’s designated default investment.

(5)
Directions. The Administrator represents to the Trustee that the Administrator has concluded that allocations hereunder are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code. The Administrator directs that allocations of Participant Revenue Credits to Eligible Participants’ Accounts shall not be included as contributions or annual additions for any testing or reporting purposes. The Trustee shall be responsible for implementing the directions of the Administrator as set forth herein but has no responsibility for the legality or appropriateness of such directions.

(6)
12b-1 Payments. To the extent any Participant Revenue Credits or Revenue Credits below are deemed to be attributable to investments in Fidelity Mutual Funds that have adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act") at the time such Participant Revenue Credits or Revenue Credits are made, such Participant Revenue Credits or Revenue Credits shall be made available pursuant to such plan ("12b-1 Payments”), and the following conditions shall apply:

(a)	The obligation to make 12b-1 Payments shall continue in effect for one year from the effective date of this Agreement (or the amendment of this Agreement containing these provisions), and shall continue for successive annual periods only upon at least annual approval by a vote of the majority of the Trustees for each of those Fidelity Mutual Funds that have adopted such plans, including a majority of those Trustees that are not "interested persons" (as defined in the 1940 Act) of such Mutual Funds and who have no direct or indirect financial interest in the operation of the plan or any agreement related thereto ("Qualified Trustees").

(b)
Notwithstanding any provision hereof to the contrary, the obligation to make these 12b-1 Payments with respect to any plan may be terminated without penalty at any time, upon either a vote of a majority of the Qualified Trustees, or upon a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fidelity Mutual Fund to terminate or not continue the plan for the applicable Fidelity Mutual Fund.

(c)	Upon assignment of this Agreement (as defined under the 1940 Act), the obligation to make 12b-1 Payments shall automatically terminate.

II.	Revenue Credit for Net Float Earnings.

i.	Calculation. The Trustee shall calculate a Revenue Credit for each quarter equal to the net float earnings attributable to the Plan for the quarter.

ii.
Funding. The Trustee shall pay quarterly in arrears the calculated Revenue Credit, as well as any amount to be allocated to the Revenue Credit Account in accordance with the above, for such quarter as soon as administratively feasible (generally within 15 business days) after a quarterly invoice reflecting the Participant Revenue Credit has been issued and sent.

iii.
Investment. Deposits in the Revenue Credit Account will be invested in the first available source in the Plan’s source hierarchy, which can be viewed on Fidelity Plan Sponsor Webstation®. (Please note that the source used will not impact testing and reporting.) The Revenue Credit Account shall be invested in the default fund for forfeitures specified in Schedule A.

iv.
Application of Account to Pay Expenses. The Administrator may direct the Trustee through the Trustee’s internet application for Employers to use amounts held in the Revenue Credit Account to reimburse the Employer for fees and expenses associated with services provided to the Plan, or to pay vendors, including the Trustee or third parties, directly. Notwithstanding the foregoing, the Revenue Credit Account may not be used to offset, reimburse or pay: (1) expenses that have been deducted from Participant accounts or (2) expenses that are accrued in the net asset value or mil rate of an investment option. Upon receipt of payment instructions in good order, the Trustee shall redeem shares or units of investment options held in the Revenue Credit Account necessary to make such payments and shall issue payment as soon as administratively feasible thereafter (typically within 5 business days). The Trustee shall not be liable for, nor shall it be responsible for separately including in any payment, any late charges, interest or penalties that may accrue owing to untimely submission to the Trustee of directions in good order or Trustee’s processing of any payment instructions in accordance herewith. A direction from the Administrator to pay expenses shall constitute a representation to Trustee that the Administrator has concluded that the payments are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code.

To the extent to which there was an immediately preceding credit program established under this Agreement, no amounts under that immediately preceding program shall continue to accrue after the date on which the provisions of this Participant Revenue Credit are originally effective (the “PRC Date”); however, to the extent there are any unused amounts in such preceding program as of the PRC Date the procedures for utilization of such amounts shall be those in effect under the Agreement prior to the PRC Date until such amounts are expired or used in their entirety, as applicable.